Exhibit (a)(5)(iv)

ICAHN ENTERPRISES L.P. ANNOUNCES COMMENCEMENT OF TENDER

OFFER FOR ALL OUTSTANDING SHARES OF COMMON STOCK OF

FEDERAL-MOGUL HOLDINGS CORPORATION AT $9.25 PER SHARE IN

CASH

New York, New York, September 26, 2016 – Icahn Enterprises L.P. (NASDAQ: IEP) (“Icahn Enterprises”) today announced the commencement of a tender offer through its wholly owned subsidiary, IEH FM Holdings LLC (“IEH”), for all of the outstanding shares of common stock (the “Shares”) of Federal-Mogul Holdings Corporation (NASDAQ: FDML) (“Federal-Mogul”) not already owned by IEH. Tendering stockholders will be paid $9.25 per share in cash. IEH currently owns approximately 82% of the outstanding Shares.

The tender offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 6, 2016 (the “Merger Agreement”), by and among IEH, American Entertainment Properties Corp. and Federal-Mogul, which Icahn Enterprises and Federal-Mogul announced on September 6, 2016.

Federal Mogul’s Board of Directors, upon the unanimous recommendation of the Special Committee of the Board of Directors, has unanimously recommended, among other things, that Federal-Mogul stockholders accept the offer and tender their Shares pursuant to the offer.

The tender offer is scheduled to expire at 12:00 midnight, New York City time, on October 24, 2016 (one minute after 11:59 P.M., New York City time, on October 24, 2016), unless the offer is extended.

Complete terms and conditions of the tender offer are set forth in the Offer to Purchase, Letter of Transmittal and other related materials that will be filed by Icahn Enterprises with the Securities and Exchange Commission (the “SEC”) on September 26, 2016. In addition, on September 26, 2016, Federal-Mogul will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC relating to the tender offer. Copies of the Offer to Purchase, Letter of Transmittal and other related materials are available free of charge from D.F. King & Co., Inc., the information agent for the tender offer, toll free at (888) 605-1957 or via email at fdml@dfking.com, or on the SEC’s website, at www.sec.gov. Icahn Enterprises’ other public filings with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, are also available for free on the SEC’s website at www.sec.gov. The depositary and paying agent for the tender offer is Computershare Trust Company, N.A.

THIS PRESS RELEASE DOES NOT CONSTITUTE AN OFFER TO PURCHASE, OR A SOLICITATION OF AN OFFER TO SELL, ANY SECURITIES. THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY. THE TENDER OFFER IS MADE ONLY PURSUANT TO AN OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT ICAHN ENTERPRISES INTENDS TO DISTRIBUTE TO FEDERAL-MOGUL’S STOCKHOLDERS. ICAHN ENTERPRISES WILL ALSO FILE A TENDER OFFER STATEMENT ON SCHEDULE TO WITH THE SEC. FEDERAL-MOGUL’S STOCKHOLDERS SHOULD READ THESE MATERIALS AND THE DOCUMENTS INCORPORATED THEREIN BY REFERENCE CAREFULLY AND IN THEIR ENTIRETY BEFORE MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About Icahn Enterprises L.P.

Icahn Enterprises L.P. (NASDAQ: IEP), a master limited partnership, is a diversified holding company engaged in ten primary business segments: Investment, Automotive, Energy, Metals, Railcar, Gaming, Mining, Food Packaging, Real Estate and Home Fashion.

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Statements in this press release may contain, in addition to historical information, certain forward-looking statements. Some of these forward-looking statements may contain words like “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” “plan,” “anticipate,” or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements in this document include, without limitation, those relating to the tender offer and the merger. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, risks and uncertainties related to: statements regarding the anticipated benefits of the tender offer, the merger and the other transactions contemplated by the Merger Agreement; statements regarding the anticipated timing of filings and approvals relating to the tender offer, the merger and the other transactions contemplated by the Merger Agreement; statements regarding the expected timing of the completion of the tender offer, the merger and the other transactions contemplated by the Merger Agreement; the percentage of Federal-Mogul’s stockholders tendering their shares in the tender offer; the possibility that competing offers will be made; the possibility that various closing conditions for the tender offer, the merger and the other transactions contemplated by the Merger Agreement may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the tender offer, the merger and the other transactions contemplated by the Merger Agreement; the effects of disruption caused by the tender offer, the merger and the other transactions contemplated by the Merger Agreement making it more difficult to maintain relationships with employees and customers; stockholder litigation in connection with the tender offer, the merger and the other transactions contemplated by the Merger Agreement resulting in significant costs of defense, indemnification and liability; and other risks and uncertainties discussed in Icahn Enterprises’ filings with the SEC, including the “Risk Factors” sections of its Annual Reports on Form 10-K for the year ended December 31, 2015 and subsequent quarterly reports on Form 10-Q, as well as the tender offer documents to be filed by affiliates of Icahn Enterprises and the Solicitation/Recommendation Statement and Schedule 13E-3 Transaction Statement to be filed by Icahn Enterprises and Federal-Mogul. Icahn Enterprises and its affiliates do not undertake any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law. All forward-looking statements in this press release are qualified in their entirety by this cautionary statement.